Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 12, 2011 with respect to the consolidated financial statements of Flight Landata, Inc. and Subsidiary as of and for the period ended August 5, 2011.  We hereby consent to the incorporation by reference of said report in the Registration Statement of The KEYW Holding Corporation on Form S-8 (No. 333-170194, effective October 28, 2010).

/s/Grant Thornton LLP

Baltimore, Maryland
October 13, 2011